Exhibit 8.2
June 12, 2017
Folsom Lake Bank
905 Sutter Street, Suite 100
Folsom, California 95630
Attention: John R. Olson, Executive Vice President and Chief Financial Officer

Ladies and Gentlemen:
We have acted as special tax counsel to Folsom Lake Bank, a California state chartered bank (“FLBank”), in connection with the Agreement and Plan of Reorganization and Merger dated as of April 27, 2017 (the “Merger Agreement”), by and among Central Valley Community Bancorp, a California corporation (“CVCY”), Central Valley Community Bank (“Central Valley Community Bank”), a California state chartered bank and wholly-owned subsidiary of CVCY, and FLBank. Under the Merger Agreement, FLBank will merge with and into Central Valley Community Bank with Central Valley Community Bank surviving the merger (the “Merger”). We are furnishing this opinion letter in connection with the filing of the Registration Statement on Form S-4 (the “Merger Registration Statement”) filed with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, and our opinions may not be relied upon for any other purpose without our prior written consent. Each capitalized term used and not otherwise defined herein has the meaning ascribed to it in the Merger Agreement.
In rendering our opinions, we have relied, with your permission, on the representations made to us by FLBank, CVCY and Central Valley Community Bank in the certificates delivered to us by FLBank, CVCY and Central Valley Community Bank and dated as of the date hereof (collectively, the “Certificates of Representations”).
In our capacity as special tax counsel to FLBank, and for purposes of rendering our opinions, we have examined and relied upon, with your consent: (i) the Merger Agreement; (ii) the Certificates of Representations; (iii) the Merger Registration Statement; and (iv) such other documents we considered relevant to our analysis. We have not undertaken to independently verify, and have not verified, any of the facts that we have relied upon when rending our opinions and you have not asked us to do so; provided, that, we have not become aware, during the course of our representation, that any of these facts are not true.
In our examination of documents, we have assumed (i) the authenticity of all documents and records submitted to us as originals, (ii) the conformity of all documents and records submitted to us as copies to the original documents and records, (iii) the genuineness of signatures, (iv) the legal capacity of signatories, (v) that the final executed versions of all documents submitted to us as drafts will be identical in all material respects to the versions most recently supplied to us, and (vi) that each such final version will be valid and enforceable in accordance with its terms.
We have assumed with your consent, in rendering the opinions set forth below, that:
(a)    the Merger will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provision thereof);
(b)    the statements concerning the Merger set forth in the Merger Agreement, the Merger Registration Statement, and the other documents described therein are true, complete, and correct and will be true, complete, and correct as of the Effective Time;

Folsom Lake Bank

(c)    each of the representations and certifications made in the future tense in the Certificates of Representations will be true, complete, and correct at the time or times contemplated by such representation or certification;
(d)    the representations and certifications made in the Certificates of Representations are true, complete, and correct and will be true, complete, and correct as of the Effective Time;
(e)    any representations or certifications made in the Certificates of Representations or the Merger Agreement qualified by belief, knowledge, materiality, or any similar qualification are true, correct, and complete without such qualification; and
(f)    the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants and obligations contained in the Merger Agreement and the other documents described therein.
If any of these assumptions is untrue in any material respect, our opinions expressed below may be adversely affected and may not be relied upon.
Our opinions are limited to United States federal income tax law, and are based on existing law as contained in the Code, the U.S. federal income tax regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authorities, and public positions of the Internal Revenue Service (the “IRS”), all as in effect of the date hereof. The provisions of the Code, the Treasury Regulations, IRS administrative pronouncements, and case law upon which our opinions are based could be changed at any time, perhaps with retroactive effect, and any such change could adversely affects our conclusion set forth below. In addition, some issues under existing law that could significantly affect our opinions have not yet been addressed authoritatively by the IRS or the courts, and our opinions are not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.
In addition, our opinions are based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinions expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinions to reflect any change in facts or circumstances which may hereafter come to our attention.
On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
In addition, we have participated in the preparation of the discussion set forth in the section entitled “THE MERGER – Material United States Federal Income Tax Consequences” in the Merger Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions, and limitations described therein, is accurate in all material respects as of the date hereof.
We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Merger Registration Statement, and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.
Very truly yours,

/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP